FIRST PACIFIC ADVISORS, INC.
11400 WEST OLYMPIC BOULEVARD - SUITE 1200 - LOS ANGELES, CALIFORNIA 90064
(310) 996-5458



                                                  November 9, 1999


VIA EDGAR


Filer Support
U.S. Securities and Exchange Commission
Operations Center, Stop 0-7
6432 General Green Way
Alexandria, VA 22312

Re:  Schedule 13G
     Relating to the Ownership of Marshall Industries


Gentlemen:

Enclosed herewith pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934 is one (1) copy of Schedule 13G for the period ended October 31, 1999 which has been filed through the EDGAR system. No filing fee is required.

If you have any questions regarding this filing, please contact the undersigned.

                                                  Sincerely,

                                                   /s/ J. Richard Atwood

                                                  ___________________________
                                                  J. Richard Atwood
                                                  Senior Vice President


JRA:vb

Enclosures










UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



SCHEDULE 13G


Under the Securities Exchange Act of 1934

(Amendment No.     5    )*


Marshall Industries
(Name of Issuer)

Common Stock
(Title of Class of Securities)

572393106
(CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







PAGE 1 OF 4 PAGES



CUSIP No.  572393106
_____________________________________________________________________________
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               First Pacific Advisors, Inc.
               04-3118452
_____________________________________________________________________________
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [ ]
               N/A                                      (B)  [ ]
_____________________________________________________________________________
3)  SEC USE ONLY


_____________________________________________________________________________
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

               Massachusetts
_____________________________________________________________________________
                   (5)  SOLE VOTING POWER
                                                                 -0-
  NUMBER OF        __________________________________________________________
   SHARES          (6)  SHARED VOTING POWER
BENEFICIALLY                                                     -0-
OWNED BY EACH      __________________________________________________________
  REPORTING        (7)  SOLE DISPOSITIVE POWER
 PERSON WITH                                                     -0-
                   __________________________________________________________
                   (8)  SHARED DISPOSITIVE POWER
                                                                 -0-
_____________________________________________________________________________
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-
_____________________________________________________________________________
10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A
_____________________________________________________________________________
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.0
_____________________________________________________________________________
12) TYPE OF REPORTING PERSON*

               IA
_____________________________________________________________________________


*SEE INSTRUCTION BEFORE FILLING OUT!

PAGE 2 OF 4 PAGES
ITEM 1(a)    NAME OF ISSUER.

               Marshall Industries

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               9320 Telstar Avenue, El Monte, CA  91731-2895

ITEM 2(a)    NAME OF PERSON FILING.

               First Pacific Advisors, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

               11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA
90064

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

               Massachusetts

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

               Common Stock

ITEM 2(e)    CUSIP NUMBER.

               572393106

ITEM 3       REPORTING PERSON.

               See Item 12 on cover page

ITEM 4       OWNERSHIP.

               See Items 5 - 11 on cover page

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               First Pacific Advisors, Inc. had no beneficial ownership of Marshall Industries as of October 31, 1999.

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A

PAGE 3 OF 4 PAGES
ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10      CERTIFICATION.



By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


	November 9, 1999

Date


	/s/ J. Richard Atwood

Signature



	J. Richard Atwood, Senior Vice President

Name/Title













	PAGE 4 OF 4 PAGES